UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

LOGILITY SUPPLY CHAIN SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 13a6(i)(1) and 0-11.

For Internal Use Only

The following communication was first made available to Logility Supply Chain Solutions, Inc. employees on January 24, 2025.

Aptean Acquisition FAQ

On January 24, 2025, Logility announced that it had entered into a definitive agreement to be acquired by Aptean. These Frequently Asked Questions are designed to provide answers to questions that Logility’s employees and clients may have regarding the proposed transaction. Please reach out to your direct manager with additional questions. We will continue to share information as it becomes available.

Contents

Transaction Information	3

1. Who is Aptean?	3
2. Why is Aptean acquiring Logility?	3
3. Why did Logility decide to accept Aptean’s acquisition bid?	3
4. Is Aptean a public company?	3
5. What are the terms of the sale?	3
6. What happens next? When do you expect the transaction to close?	3
7. How much will shareholders be paid?	3
8. Are all shareholders receiving the same consideration?	4
9. Does the amount paid to shareholders represent a premium over the current market value of the shares?	4
10. Will Logility’s shareholders have an opportunity to approve or reject Aptean’s bid?	4
11. Will Aptean acquire the full range of intellectual property rights currently held by Logility?	4
12. Was there an auction process?	4
13. Is this a “take private” transaction? If so, what does that mean for Logility’s status as a Nasdaq-listed company?	4
14. Does Logility own any real estate? If so, is that real estate also changing hands in this transaction?	4
15. Who is representing Logility?	4
16. What types of businesses does Aptean typically invest in?	4

Employee Q&A	4
1. Will Aptean retain Logility’s employees?	4
2. Will Logility’s leadership be retained?	5
3. What will happen with my pay and benefits, including my 401(k) plan?	5
4. How will my options and stock in Logility be impacted by this transaction?	5
5. Will shareholders and employees receive cash or stock for their existing shares and options they own?	5
6. What type of culture do you want Logility to have under Aptean ownership?	5
7. What can I say publicly about the acquisition?	5
8. Whom should I contact if I have additional related questions?	5
9. Is it okay for me and/or other team members to reach out to people at Aptean?	5

Operational Q&A	5
1. Does Aptean plan to make significant changes or investments in Logility’s day to day business?	5

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2. Will this transaction change any of the areas of focus for Logility?	6
3. What overlaps are there in terms of business interests and major customers between Aptean and Logility?	6
4. How will Logility’s existing customers be affected by this transaction? Will service to customers remain operational throughout the transition process?	6
5. Should Logility’s existing customers expect any delay in service because of this transaction?	6
6. Should Logility’s existing customers expect any increase in price as a result of this transaction?	6
7. Do you anticipate any problems with integration?	6

Client-Facing Talking Points	6
1. What does this mean for my relationship with Logility?	6
2. I’m in the middle of an implementation. What do I do?	6
3. Are you going to raise my price?	7
4. How will this acquisition benefit me, if at all?	7

Boilerplate language approved for use in 1:1 emails	8

For Internal Use Only
Transaction Information
1.Who is Aptean?

Aptean is a global provider of industry-specific software that helps manufacturers and distributors effectively run and grow their businesses. Aptean’s solutions and services help businesses of all sizes to be Ready for What’s Next, Now®. The company has approximately 10,000 customers. Aptean is headquartered in Alpharetta, Georgia and has offices in North America, Europe, and Asia-Pacific.
2.Why is Aptean acquiring Logility?

Aptean admires the success Logility has achieved, including its comprehensive suite of supply chain software solutions, loyal and longstanding client relationships with leading organizations, and deep industry expertise. Aptean’s business model offers a unique opportunity for Logility to join Aptean as an integral part of its growing suite of supply chain management software solutions.
Logility’s AI-first supply chain planning solutions will complement and enhance Aptean’s leading solution suite, creating expanded opportunities for customers and employees of both organizations.
3.Why did Logility decide to accept Aptean’s acquisition bid?

Logility’s decision was driven by a number of factors, including:
•Enhanced Focus: By becoming part of Aptean, a privately held company with strong investor backing, Logility will be able to better focus on its long-term strategy without the additional considerations and costs required of a public company.
•Access to Resources: Aptean will give Logility access to resources that can help accelerate growth and drive strategy execution.
•Enhanced Combined Offerings: Both organizations offer complementary leading-quality solution suites with a proven track record of making customers successful. Working alongside each other, the integration of Logility’s and Aptean’s complementary technologies will result in enhanced combined offerings for customers.
•Shareholder and Client Value: This agreement reflects Logility’s commitment to maximizing shareholder value and provides a foundation for Logility to continue making its clients more successful in the future.
4.Is Aptean a public company?

No. Aptean is a privately held company with institutional investors.
5.What are the terms of the sale?

Under the terms of the agreement, Aptean will acquire all of Logility's outstanding common stock for $14.30 per share in an all-cash transaction.
6.What happens next? When do you expect the transaction to close?

The transaction is expected to close in the second quarter of 2025, subject to customary closing conditions, including approval of the transaction by Logility’s shareholders and receipt of regulatory approvals.
7.How much will shareholders be paid?

Shareholders will be paid $14.30 in cash for each share of common stock they own.

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8.Are all shareholders receiving the same consideration?

Yes.
9.Does the amount paid to shareholders represent a premium over the current market value of the shares?

The per share purchase price represents a 27.0% premium to the January 23, 2025 Logility closing share price and a 28.4% premium to the 30-day volume weighted average share price as of that date. In addition, the per share purchase price represents a 30.1% premium to the unaffected Logility closing share price on December 6, 2024 (prior to the public letter issued by 2717 Partners on December 9, 2024) and a 34.1% premium to the 30-day volume weighted average share price as of that date.
10.Will Logility’s shareholders have an opportunity to approve or reject Aptean’s bid?

Yes. The transaction is subject to customary closing conditions, including approval by Logility shareholders and receipt of regulatory approvals. Logility expects to announce a special meeting of shareholders as soon as practicable to obtain shareholder approval of the transaction.
11.Will Aptean acquire the full range of intellectual property rights currently held by Logility?

Yes. Aptean will acquire the entire Logility business.
12.Was there an auction process?

Yes. Our Board has consistently evaluated the Company's standalone plan against other strategic opportunities. With the assistance of our financial and legal advisors, the Board conducted a thorough and fulsome auction process commencing late in the summer of 2024 and unanimously determined that a sale to Aptean represented the best way to maximize shareholder value.
13.Is this a “take private” transaction? If so, what does that mean for Logility’s status as a Nasdaq-listed company?
Yes. Upon completion of the transaction, Logility will become a privately held company, and its shares of common stock will no longer be listed on The Nasdaq Global Select Market or any other public market.
14.Does Logility own any real estate? If so, is that real estate also changing hands in this transaction?

Yes. Aptean is acquiring all of Logility and will become owners of any Logility-owned properties.
15. Who is representing Logility?

Lazard is serving as financial advisor to Logility. Jones Day is serving as legal counsel.
16.What types of businesses does Aptean typically invest in?

Aptean has a strong record of acquiring and successfully integrating organizations with complementary technologies. We believe this transaction is a great outcome for our Company, our clients, and our shareholders and will help the Company achieve its long-term potential.
Employee Q&A
1.Will Aptean retain Logility’s employees?

Until the transaction is closed, we are operating as usual. We count on our employees to remain focused on their daily responsibilities and to keep providing excellent service to our clients, just as they always have. Integration planning is not expected to be finalized until after the transaction has closed. Aptean values the

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experience and deep supply chain expertise the Logility employee base offers. The acquisition represents a new set of opportunities for Logility and Aptean employees alike.
2.Will Logility’s leadership be retained?

Integration planning is not expected to be finalized until after the transaction has closed.
3.What will happen with my pay and benefits, including my 401(k) plan?

Until the transaction is closed, we are operating as usual, and we do not anticipate any immediate changes to your pay and benefits or roles and responsibilities as a result of the announcement of the transaction.
4.How will my options and stock in Logility be impacted by this transaction?

Outstanding shares of Logility, including any shares purchased through the public market, will be purchased by Aptean for $14.30 per share upon closing of the transaction. Immediately prior to the closing, Logility-issued options will accelerate and become fully vested, to the extent not already vested, and will be converted into the right to receive cash in an amount equal to the product of (i) the number of shares underlying such option multiplied by (ii) the excess of (A) $14.30 over (B) the exercise price per share. For example, if the exercise price of an option is $12.00, the option holder would receive $2.30 for each share underlying such option (representing the purchase price of $14.30 – exercise price of $12.00 = $2.30 per share). Employees are responsible for any taxes incurred on their shares.
Shares subject to options with an exercise price that is higher than the purchase price of $14.30 per share will be cancelled without payment of any consideration.
5.Will shareholders and employees receive cash or stock for their existing shares and options they own?

They will receive cash.
6.What type of culture do you want Logility to have under Aptean ownership?

Both companies are excited to work together and anticipate a strong cultural fit.
7.What can I say publicly about the acquisition?

As with any significant piece of news related to our business, please refrain from making public statements and posting on or responding to social media with respect to the transaction. Talking points for clients can be found in the Client Q&A section of this document. Media inquiries should be directed to Nancy Haines.
8.Whom should I contact if I have additional related questions?

Please consult your direct manager. We will share additional information as it becomes available.
9.Is it okay for me and/or other team members to reach out to people at Aptean?
The Logility leadership team will be managing this process and will provide more instructions at the appropriate time. Please do not reach out to Aptean without the prior consent of Allan Dow.
Operational Q&A
1.Does Aptean plan to make significant changes or investments in Logility’s day to day business?

Integration planning is not expected to be finalized until after the transaction has closed. Aptean views this acquisition as a long-term investment. Both companies see significant opportunity in terms of the industries

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we serve, the complementary problems we solve, and our commitment to helping clients be ready for what’s next.
2.Will this transaction change any of the areas of focus for Logility?

Logility’s suite of supply chain planning software solutions will complement and enhance Aptean’s existing ERP and supply chain management offerings.
3.What overlaps are there in terms of business interests and major customers between Aptean and Logility?

We serve a common set of industries, and we believe Logility provides solutions that complement Aptean’s existing offerings.
4.How will Logility’s existing customers be affected by this transaction? Will service to customers remain operational throughout the transition process?

Logility will continue operating in the ordinary course of business and remains committed to providing its clients with leading-quality solutions and support.
5.Should Logility’s existing customers expect any delay in service because of this transaction?

No. Logility will continue to operate in the ordinary course of business and remains committed to providing its clients with leading-quality solutions and support.
6.Should Logility’s existing customers expect any increase in price as a result of this transaction?

Logility will continue its normal course of business.
7.Do you anticipate any problems with integration?

Aptean has a strong record of successfully integrating acquired companies. Integration cannot be finalized until after the transaction has closed. The teams are excited to work together.
Client-Facing Talking Points

The following questions and answers are designed to help you respond to questions from our clients about the announcement. Please reach out to Allan Dow, Keith Charron, or Ed Hamlin for assistance with these conversations.
1.What does this mean for my relationship with Logility?
•Logility will continue its normal course of business.
◦We remain committed to providing you with the best possible solutions and support.
◦Both companies view this acquisition as a long-term investment.
◦There’s a lot of synergy between our companies – industries served, complementary technologies.
◦It will expand and enhance the way we’re able to support you.
◦It’s early days, but we’re very excited about what this transaction will mean for our clients.
2.I’m in the middle of an implementation. What do I do?
◦Stay the course.

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◦There will be no changes to the commitments we’ve made or in the way we’re partnering with you.
◦In fact, the transaction with Aptean is expected to expand the ways we’re able to support your business as it changes and grows.
3.Are you going to raise my price?

We are continuing to operate in the normal course of business, maintaining our current business practices. It is our goal that this transition be seamless for our clients. Aptean shares our commitment to serving our clients with dedication, integrity, and excellence.
4.How will this acquisition benefit me, if at all?
◦Aptean and Logility both have a strong track record in the industry.
◦Aptean approaches each acquisition with a long-term perspective on investing and value creation.
◦Becoming part of Aptean will give Logility access to more resources, more people, and a broader set of expertise. We’re confident that the acquisition will make us a stronger partner for you overall.

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Boilerplate language approved for use in 1:1 emails
Dear ____,
Thanks for your note about the announcement of Aptean’s acquisition of Logility. This is an exciting time for our company, and it’s understandable for the news to generate questions.
I want to first assure you that Logility remains committed to our relationship with you. While we move toward closing, it will be business as usual, and we will continue providing you with the same, high level of service and support. Making you successful has always been a top priority, and that isn’t going to change.
Beyond that, I’d like to share our excitement about what we think the acquisition will mean. There are a lot of opportunities for Logility to enhance Aptean’s business. We serve common industries, and the solution sets we provide complement each other. Becoming part of Aptean will provide Logility access to more resources and extend the support that both organizations can offer to customers.
As with any acquisition, there is certain information we simply don’t have in this early phase. However, we’re committed to keeping you informed and addressing any questions you may have to the best of our ability. Please feel free to reach out at any time; and thanks, as always, for being a Logility customer.
###

For Internal Use Only
Forward-Looking Statements
Statements in this communication that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such statements are based on management’s expectations as of the date they are made and are not guarantees of future results. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “anticipate,” "believe," “continue,” “could,” "expect," "may," "should," "intend," "seek," "estimate," "plan," "target," "project," "likely," "will," "future" or other similar words or phrases. These risks and uncertainties include, but are not limited to, factors such as: (i) the ability to obtain regulatory approval and meet other closing conditions to the proposed transaction, including obtaining approval of Logility’s shareholders, on the expected timeframe or at all; (ii) potential adverse reactions or changes to business relationships, operating results, financial results and the business generally resulting from the announcement, pendency or inability to complete the proposed transaction on the expected timeframe or at all; (iii) actual or threatened litigation relating to the proposed transaction or otherwise; (iv) the inability to retain key personnel, management or clients, or potential diminished productivity due to the impact of the proposed transaction on the Company's current and prospective employees, key management, clients and other business partners; (v) risks related to diverting management’s attention from the Company’s ongoing business operations; (vi) unexpected delays, costs, charges, fees or expenses resulting from the proposed transaction or the assumption of undisclosed liabilities related thereto; (vii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the proposed transaction, including in circumstances requiring the Company to pay a termination fee; (viii) the risk that the price of the Company’s common stock may fluctuate during the pendency of the proposed transaction and may decline significantly if the proposed transaction is not completed; (ix) the ability to successfully integrate operations and employees and to realize anticipated benefits and synergies of the proposed transaction as rapidly or to the extent anticipated; (x) actions by competitors; (xi) general adverse economic, political, social and security conditions in the regions in which Logility and Aptean operate; and (xii) the other risks and uncertainties discussed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and in other documents that the Company subsequently files from time to time with the SEC. Statements in this communication that are "forward-looking" include, without limitation, statements about Aptean’s proposed transaction to acquire Logility (including the anticipated benefits, synergies, opportunities, results, effects and timing of the proposed transaction). You are cautioned not to place undue reliance on these forward‑looking statements, which speak only as of the date of this communication. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this communication.
Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed transaction between the Company and Aptean. The Company expects to announce a special meeting of shareholders as soon as practicable to obtain shareholder approval of the transaction. In connection with the transaction, the Company intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form. INVESTORS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR FURNISHED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed or furnished by the Company with the SEC at the SEC's website at www.sec.gov, at the Company's website at www.logility.com or by sending a written request to the Company in care of the Secretary, at Logility Supply Chain Solutions, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305. This communication is not a substitute for the definitive proxy statement or any other document that may be filed or furnished by the Company with the SEC.

Participants in the Merger Solicitation
The Company and certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the special meeting of shareholders. Information regarding

For Internal Use Only
the Company's directors and executive officers is available in the Company's proxy statement filed with the SEC on July 8, 2024 in connection with its 2024 annual meeting of shareholders, under the sections titled “Proposal 1: Election of Directors,” “Executive Compensation,” “Fiscal 2024 Executive Compensation,” “Director Compensation” and “Security Ownership of Management and Certain Beneficial Owners and Management.” To the extent the security holdings of Logility’s directors and executive officers have changed since the amounts described in the Company’s 2024 proxy statement, such changes have been reflected in Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement related to the proposed transaction and other relevant materials to be filed or furnished with the SEC when they become available.